Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION OF
LINCOLN NATIONAL CORPORATION

ARTICLE I
Name

The name of the Corporation is Lincoln National Corporation.

ARTICLE II
Number, Terms and Voting Rights of Shares

Section 1. Number and Classes of Shares. The total number of shares which the Corporation shall have authority to issue is eight hundred ten million (810,000,000) shares, consisting of eight hundred million (800,000,000) shares of a single class of shares to be known as Common Stock, and ten million (10,000,000) shares of a single class of shares to be known as Preferred Stock.

Section 2. Terms of Common Stock. Only when all dividends accrued on all preferred or special classes of shares entitled to preferential dividends shall have been paid or declared and set apart for payment, but not otherwise, the holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors. In event of any dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock shall be entitled, after due payment or provision for payment of the debts and other liabilities of the Corporation, and the amounts to which the holders of preferred or special classes of shares may be entitled, to share ratably in the remaining net assets of the Corporation.

Section 3. Voting Rights of Common Stock. Except as otherwise provided by law, every holder of Common Stock of the Corporation shall have the right at every shareholders’ meeting to one vote for each share of Common Stock standing in his name on the books of the Corporation on the date established by the Board of Directors as the record date for determination of shareholders entitled to vote at such meeting.

Section 4. Terms of Preferred Stock. The Board of Directors shall have authority to determine and state in the manner provided by law the rights, preferences, qualifications, limitations and restrictions (other than voting rights) of the Preferred Stock. The Preferred Stock may be issued in one or more series for such an amount of consideration as may be fixed from time to time by the Board of Directors, and the Board of Directors shall have authority to determine and state in the manner provided by law the designations and the relative rights, preferences, qualifications, limitations and restrictions (other than voting rights) of each series.

Section 5. Voting Rights of Preferred Stock. Except as otherwise provided by law, every holder of Preferred Stock of the Corporation shall have the right at every shareholders’ meeting to one vote for each share of Preferred Stock standing in his name on the books of the Corporation on the date established by the Board of Directors as the record date for determination of shareholders entitled to vote at such meeting.

At any time when six or more quarterly dividends, whether or not consecutive, on the Preferred Stock, or on any one or more series thereof, shall be in default, the holders of all Preferred Stock at the time or times outstanding as to which such default shall exist shall be entitled, at the next annual meeting of shareholders, voting as a class, to vote for and elect two Directors of the Corporation.

In the case of any vacancy in the office of a Director occurring among the Directors elected by the holders of the shares of the Preferred Stock voting as a class pursuant to this Section, the remaining Director or Directors elected by the holders of the shares of the Preferred Stock pursuant to this Section may elect a successor or successors to hold office until the next annual or special meeting of the shareholders.

At all meetings of shareholders held for the purpose of electing Directors during such time as the holders of the shares of the Preferred Stock shall have the right, voting as a class, to elect Directors pursuant to this Section, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Preferred Stock then entitled, as a class, to elect Directors pursuant to this Section shall be required to constitute a quorum of such class for the election of Directors; provided, that the absence of a quorum of the holders of Preferred Stock shall not prevent the election at any such meeting or adjournment thereof of Directors by any other class or classes of stock if the necessary quorum of the holders of such stock is present in person or by proxy at such meeting.

The right of the holders of Preferred Stock, voting as a class, to participate in the election of Directors pursuant to this Section shall continue in effect, in the case of all Preferred Stock entitled to receive cumulative dividends, until all accumulated and unpaid dividends have been paid or declared and set apart for payment on all cumulative Preferred Stock, the holders of which shall have been entitled to vote at the previous annual meeting of shareholders, or in the case of all non-cumulative Preferred Stock until non-cumulative dividends have been paid or declared and set apart for payment for four consecutive quarterly dividend periods on all non-cumulative Preferred Stock, the holders of which shall have been entitled to vote at the previous annual meeting of shareholders, and thereafter the right of the holders of Preferred Stock, voting as a class, to participate in the election of Directors pursuant to this Section shall terminate.

Upon termination of the right of the holders of Preferred Stock, voting as a class, to participate in the election of Directors pursuant to this Section, the term of office of each Director then in office elected by the holders of the Preferred Stock shall terminate, and any vacancy so created may be filled as provided by the bylaws of the Corporation.

Any Director or Directors elected by the holders of Preferred Stock, voting as a class pursuant to this Section, may be removed, with or without cause, only by a vote of the holders of three-fourths of the outstanding shares of Preferred Stock taken at a meeting as provided by Section 4 of Article III of these Articles of Incorporation.

The Corporation shall not, without the approval of the holders of at least two-thirds of the Preferred Stock at the time outstanding, voting as a class:

(a)
Amend these Articles of Incorporation to create or authorize any kind of stock ranking prior to or on a parity with the Preferred Stock with respect to payment of dividends or distribution on dissolution, liquidation or winding up, or create or authorize any security convertible into shares of stock of any such kind; or

(b)
Amend, alter, change or repeal any of the express terms of the Preferred Stock, or of any series thereof, then outstanding in a manner prejudicial to the holders thereof; provided, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of one or more, but not all, of the series of the Preferred Stock at the time outstanding, only such consent of the holders of two-thirds of the total number of outstanding shares of all series so affected shall be required, unless a different or greater vote shall be required by law; or

(c)
Authorize the voluntary dissolution of the Corporation or any revocation of dissolution proceedings theretofore approved, authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of the Corporation, or approve any limitation of the term of existence of the Corporation; or

(d)
Merge or consolidate with another corporation in such manner that the Corporation does not survive as a continuing entity, if thereby the rights, preferences, or powers of the Preferred Stock would be adversely affected, or if there would thereupon be authorized or outstanding securities which the Corporation, if it owned all of the properties then owned by the resulting corporation, could not create without the approval of the holders of the Preferred Stock.

Section 6. Class Voting. The holders of the outstanding shares of a class, or of any series thereof, shall not be entitled to vote as a class except as shall be expressly provided by this Article or by law.

ARTICLE III
Directors

Section 1. Number. The initial Board of Directors shall be composed of thirteen members. The number of Directors may from time to time be fixed by the bylaws of the Corporation at any number not less than three. In the absence of a bylaw fixing the number of Directors, the number shall be thirteen.

Section 2. Qualifications. Directors need not be shareholders of the Corporation, but shall have other qualifications as the bylaws of the Corporation prescribe.

Section 3. Classification. When the Board of Directors consists of nine or more members, the bylaws of the Corporation may provide that the Directors shall be divided into two or more classes whose terms of office shall expire at different times, but no term shall continue longer than three years.

Section 4. Removal. Any or all of the members of the Board of Directors may be removed, with or without cause, at a meeting of shareholders called expressly for that purpose by a vote of the holders of three-fourths of the shares of the Corporation outstanding and then entitled to vote at an election of Directors.

Section 5. Amendment, Repeal, etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least three-fourths of the shares of the Corporation outstanding and then entitled to vote at an election of Directors, voting together and not by class, shall be required to alter, amend, repeal, or adopt provisions inconsistent with, this Article III of these Articles of Incorporation.

ARTICLE IV
Provisions for Regulation of Business and Conduct of Affairs of Corporation

No shares of the Common Stock of The Lincoln National Life Insurance Company owned by the Corporation shall be sold, leased, exchanged, mortgaged, pledged, or otherwise disposed of except by the vote of the holders of three-fourths of the shares of the Corporation outstanding and entitled to vote thereon at an annual or special meeting of the shareholders held upon notice which includes notice of the proposed sale, lease, exchange, mortgage, pledge, or other disposition.

ARTICLE V
Provisions for Certain Business Combinations

Section 1. Vote Required.

Clause (a). Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article V:

1.
any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined), or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

2.
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets, of the Corporation or any Subsidiary, having an aggregate Fair Market Value of $1,000,000 or more; or

3.
the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

4.	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

5.
any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least three-fourths of the shares of the Corporation outstanding and then entitled to vote at an election of directors (the “Voting Stock”), voting together and not by class (it being understood that for purposes of this Article V, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article II of these Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

Clause (b). Definition of “Business Combination”. The term “Business Combination” as used in this Article V shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Clause (a) of this Section 1.

Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following Clauses (a) and (b) are met:

Clause (a). Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

Clause (b). Price and Procedure Requirements. All of the following conditions shall have been met:

1.
The aggregate amount of the cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

A.
the Highest Per Share Price paid by the Interested Shareholder for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher; and

B.
the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article V as the “Determination Date”), whichever is higher.

2.
The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this Clause (b)2 shall be required to be met with respect to every class of outstanding Voting Stock whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

A.
the Highest Per Share Price paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

B.
the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

C.	the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

3.
The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

4.
After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on the outstanding Preferred Stock, No Par Value; (B) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (C) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

5.
After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation (or any Subsidiary of the Corporation), whether in anticipation of or in connection with such Business Combination or otherwise.

6.
A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall have been mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement was required to be mailed pursuant to such Act or subsequent provisions).

Section 3. Certain Definitions. For the purposes of this Article V:

Clause (a). A “person” shall include any individual, firm, corporation or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring Voting Stock of the Corporation, such partnership, syndicate or group shall be deemed a “person”.

Clause (b).“Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

1.	is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

2.
is an Affiliate (as hereinafter defined) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

3.
is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

Clause (c). A person shall be a “beneficial owner” of any Voting Stock:

1.	which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

2.
which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

3.
which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

Clause (d). For the purpose of determining whether a person is an Interested Shareholder pursuant to Clause (b) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause (c) of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Clause (e).“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 13, 1985.

Clause (f).“Subsidiary” means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Clause (b) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the Corporation.

Clause (g).“Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

Clause (h).“Fair Market Value” means:

1.
in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stock, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price, or, if none, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of a share of such stock as determined by a majority of the Continuing Directors in good faith, in any case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split, reclassification, recapitalization or combination of outstanding shares of such stock into a greater or lesser number of shares of such stock; and

2.	in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

Clause (i). References to “Highest Per Share Price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split, reclassification, recapitalization or combination of outstanding shares of such stock into a greater or lesser number of shares of such stock.

Clause (j). In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Clauses (b)1 and 2 of Section 2 of this Article V shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock owned by the holders of such shares.

Section 4. Powers of the Board of Directors. A majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

Section 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article V shall be construed to relieve any Interested Shareholder from any fiduciary or other obligation imposed by law.

Section 6. Amendment, Repeal, etc.  Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, in these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of three-fourths or more of the voting power of the shares of the then outstanding Voting Stock, voting together and not by class, shall be required to alter, amend, repeal, or adopt provisions inconsistent with, this Article V of these Articles of Incorporation.

CERTIFICATE OF RESOLUTION BY BOARD OF DIRECTORS
DETERMINING AND STATING THE DESIGNATION AND THE
RELATIVE RIGHTS, PREFERENCES, QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS (OTHER THAN VOTING RIGHTS)
OF A SERIES OF A CLASS OF PREFERRED SHARES
OF
LINCOLN NATIONAL CORPORATION

RESOLVED that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Articles of Incorporation of the Corporation, this Board of Directors hereby creates and authorizes the issue of, for the consideration stated, a series of the Preferred Stock of the Corporation, to consist of 2,233,421 shares of Preferred Stock of the Corporation, and this Board of Directors hereby fixes the designation and the relatives rights, preferences, qualifications, limitations and restrictions (other than voting rights) of the shares of such series as follows:

Section 1. Designation.

1.1. The designation of the series of Preferred Stock created by this resolution shall be “$3.00 Cumulative Convertible Preferred Stock, Series A” (the “Series A Preferred Stock”).

Section 2. Dividends.

2.1. The holders of the Series A Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors, out of any assets of the Corporation legally available for the purpose, cash dividends at the rate of $3.00 per share per annum, and no more, payable $0.75 per share quarterly on the fifth day of March, June, September and December of each year to such stockholders of record on the respective dates, not exceeding 50 days preceding such dividend dates, fixed for the purpose by the Board of Directors.

2.2. Dividends shall be cumulative on shares of the Series A Preferred Stock from and after dates determined as follows:

(a)	if issued on or prior to the record date for the first dividend on such shares, then from and after the fifth day of March, June, September or December next preceding such record date;

(b)
if issued during the period immediately after a record date for a dividend on the Series A Preferred Stock and ending on the payment date for such dividend, then from and after such dividend payment date; and

(c)	otherwise from and after the fifth day of March, June, September or December next preceding the date of issue of such shares.

Accumulation of dividends shall not bear interest.

2.3. No dividends (other than dividends payable in Common Stock of the Corporation) shall be paid or declared on the Common Stock of the Corporation or on any other series of the Preferred Stock or on any other class or series of stock of the Corporation ranking as to dividends junior to or on a parity with the Series A Preferred Stock, unless full dividends on all outstanding shares of the Series A Preferred Stock for all past dividend periods have been paid and unless full dividends on all such shares for the then current dividend period shall have been paid or declared.

Section 3. Preference in Liquidation.

3.1. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive, after payment or provision for payment of all creditors of the Corporation, but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to assets on liquidation, dissolution or winding up, an amount equal to $80 per share, plus an amount equal to all unpaid dividends thereon accrued on a daily basis to the date when funds for payment are made available to the holders; and no payment on account of liquidation, dissolution or winding up shall be made to the holders of any series of Preferred Stock or any other stock of the Corporation ranking on a parity with the Series A Preferred Stock as to assets, unless there shall likewise be paid at the same time to the holders of all shares of Series A Preferred Stock like proportionate distributive amounts ratably, in proportion to the full distributive amounts to which they are respectively entitled. The holders of the Series A Preferred Stock shall have no rights in respect of the remaining assets of the Corporation.

3.2. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purpose of this Section 3.

Section 4. Redemption.

4.1. At any time or from time to time after October 31, 1974, (but not before such time) and so long as any dividends on the Series A Preferred Stock are not in arrears, the Corporation at the option of its Board of Directors, shall have the right to redeem the Series A Preferred Stock, in whole or from time to time in part, at a price equal to $80 per share plus an amount equal to all unpaid dividends thereon accrued on a daily basis to the date of redemption.

4.2. Notice of every redemption shall be mailed at least 30 days, but not more than 60 days, prior to the date fixed for redemption, addressed to the holders of record of the shares to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. In the case of a redemption of a part only of the Series A Preferred Stock the Corporation shall select by lot the shares so to be redeemed.

4.3. If notice or redemption shall have been mailed as aforesaid, and if on or before the redemption date specified in such notice a sum equal to the redemption price of the shares so called for redemption shall have been set aside by the Corporation, separate and apart from its other funds for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then, whether or not certificates for the shares so called for redemption shall have been surrendered for cancellation, such shares, from and after the date of redemption so designated, shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue and all rights with respect to such shares shall forthwith on such redemption date cease and terminate except only the right of the holders thereof to receive the redemption price.

4.4. The Corporation may, however, at any time prior to the redemption date specified in the notice of redemption but after such notice of redemption shall have been mailed as aforesaid, deposit in trust, for the account of the holders of the Series A Preferred Stock to be redeemed, with a bank or trust company in good standing organized under the laws of the United States of America or of the State of New York, or of the State of Illinois, doing business in the Borough of Manhattan, city of New York, or in the City of Chicago, Illinois, having capital, surplus and undivided profits aggregating at least $5,000,000, designated in such notice of redemption, a sum equal to the redemption price of such shares so called for redemption, and thereupon, whether or not certificates for the shares so called for redemption shall have been surrendered for cancellation (if such notice shall state that holders of the shares so called for redemption may receive their redemption price at any time after such deposit), all shares with respect to which such deposit shall have been made shall be deemed to be no longer outstanding, the right to receive dividends thereon for any period after the date so fixed for redemption shall cease to accrue and all rights with respect to such shares shall forthwith upon such deposit in trust cease and terminate except only (a) the rights of the holders thereof to receive from such bank or trust company, at any time after the time of such deposit, the redemption price of such shares to be redeemed, or (b) the right to exercise, on or before the close of business on the third business day prior to the date fixed for redemption, the privileges of conversion. Any moneys so deposited by the Corporation which shall not be required for such redemption because of the exercise of any such right of conversion, shall be repaid to the Corporation forthwith. Any moneys so deposited by the Corporation and unclaimed at the end of six years from the date fixed for such redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof.

4.5. Shares of Series A Preferred Stock so redeemed shall, after the Corporation takes appropriate steps required or permitted by the laws of Indiana, have the status of authorized and unissued shares of Preferred Stock, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the redemption of shares of Series A Preferred Stock.

4.6. Nothing in this Section 4 shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Preferred Stock at not exceeding the price at which the same may be redeemed at the option of the Corporation.

Section 5. Conversion Rights.

5.1. Subject to adjustment as provided in this Section 5, each share of Series A Preferred Stock shall be convertible at the option of the respective holder thereof, at the office of the transfer agent for the Common Stock, and at such other place or places, if any, as the Board of Directors may determine, into one fully paid and non-assessable share of Common Stock (the “Common Stock”) of the Corporation. In case of the redemption of any shares of Series A Preferred Stock, such right of conversion shall terminate, as to the shares called for redemption, at the close of business on the third business day prior to the date fixed for redemption, unless default shall be made in the payment of the redemption price. Upon conversion the Corporation shall make no payment or adjustment on account of unpaid dividends accrued on the Series A Preferred Stock surrendered for conversion.

5.2. The Common Stock issuable upon conversion of Series A Preferred Stock shall be Common Stock as constituted at the date of this resolution, except as otherwise provided in subdivision (b) of Section 5.5.

5.3. Before any holder of Series A Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Series A Preferred Stock at the office of the transfer agent for the Common Stock, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, and shall give written notice to the Corporation at that office that he elects so to convert Series A Preferred Stock, and shall state in writing therein the name of or names in which he wishes the certificate or certificates for Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series A Preferred Stock and the Corporation, whereby the holder of such Series A Preferred Stock shall be deemed to subscribe for the amount of Common Stock which he shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Series A Preferred Stock to be converted and to release the Corporation from all liability thereunder, and thereby the Corporation shall be deemed to agree that the surrender of the certificate or certificates for the Series A Preferred Stock and the extinguishment of liability thereon shall constitute full payment of such subscription for Common Stock to be issued upon such conversion.

5.4. As soon as practicable after such deposit of certificates for Series A Preferred Stock accompanied by the written notice and the statement above prescribed, the Corporation will issue and deliver at the office of the transfer agent to the person for whose account such Series A Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as herein stated, if not evenly convertible. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the Series A Preferred Stock to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. The Corporation shall not be required to convert, and no surrender of Series A Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the re-opening of such books, as if the conversion had been made on the date such Series A Preferred Stock was surrendered.

5.5. The number of shares of Common Stock into which the shares of Series A Preferred Stock shall be convertible shall be subject to adjustment from time to time as follows:

(a)	In case the Corporation shall at any time or from time to time

(1)	declare a dividend payable in Common Stock,

(2)	issue any shares of its Common Stock in subdivision of outstanding shares of
Common Stock, by reclassification or otherwise, or

(3)	make any combination of shares of Common Stock, by reclassification or otherwise,

the conversion rate shall be adjusted so that the holder of each share of Series A Preferred Stock shall thereafter be entitled to receive upon the conversion of such share the number of shares of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. Further such adjustments shall be made whenever any of the events listed above shall occur.

(b)  In case of any capital reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, the holder of each share of Series A Preferred Stock then outstanding shall have the right to convert such share into the kind and number of shares of stock and other securities and property receivable upon such reorganization, reclassification, consolidation, merger, sale or conveyance, as the case may be, by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock is convertible; and, in any such case, appropriate adjustment (as determined in good faith by a resolution of the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including the specified adjustments) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(c)  In case the Corporation shall issue rights or warrants to the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase shares of Common Stock at a price per share less than 95% of the “current market price” per share of Common Stock (as defined in Section 5.9) on the date at which a record is taken of the holders of such issuance, the number of shares of Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was immediately theretofore convertible by a fraction, of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the time of the taking of such record plus the number of additional shares of Common Stock so offered for subscription or purchase, and of which the denominator shall be the sum of the number of shares of Common Stock outstanding at the time of the taking of such record plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such current market price per share for such date.

(d)  No adjustment in the number of shares of Common Stock into which any share of Series A Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease of at least 5% in the number of shares of Common Stock into which a share of Series A Preferred Stock is then convertible; provided, however, that any adjustments which by reason of this subdivision (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5.5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

Whenever such an adjustment is to be made, the Corporation shall forthwith file with the transfer agent for the Series A Preferred Stock and the Common Stock, a statement signed by the President or one of the Vice Presidents of the Corporation and by its Treasurer or an Assistant Treasurer, stating the adjustment to be made. Such statement shall show in detail the facts requiring such adjustment. Whenever such an adjustment is to be made, the Corporation will forthwith cause a notice stating the adjustment to be mailed to the respective holders of record of Series A Preferred Stock. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of the following paragraph of this Section 5.5.

In case at any time:

(i)  the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

(ii)  the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; or

(iii)  the consolidation or merger of the Corporation with or into another corporation or the sale or conveyance of all or substantially all the assets of the Corporation shall be proposed by the Corporation;

then in any one or more of those cases, the Corporation shall cause at least fifteen days’ prior notice to be mailed to the transfer agent for the Series A Preferred Stock and the Common Stock and to the holders of record of the outstanding Series A Preferred Stock of the date on which (x) the books of the Corporation shall close, or a record be taken for such stock dividend, distribution or subscription rights, or (y) such consolidation or merger or conveyance shall take place, as the case may be. Such notice shall also specify the date as of which holders of Common Stock of record shall participate in the dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such consolidation, merger, sale or conveyance, as the case may be, and shall specify the proposed transactions in reasonable detail.

5.6. Shares of Series A Preferred Stock converted into Common Stock shall have the status of authorized and unissued shares of Preferred Stock, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion of shares of Series A Preferred Stock.

5.7. The Corporation shall at all times reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of Indiana increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Series A Preferred Stock.

5.8. No fractions of shares of Common Stock will be issued upon conversion. In the event that because of any adjustments required to be made by Section 5.5 fractions of shares of Common Stock would be required to be issued upon conversion, the Corporation will, in lieu of issuing such fractions of shares, pay to the person otherwise entitled to such fractions the cash value of such fractions based upon the current market price (as defined in Section 5.9) per share of Common Stock on the day prior to that on which shares of Series A Preferred Stock are surrendered by such person for conversion.

5.9. The “current market price” per share of Common Stock as to any specified day shall be deemed to be the last reported sale price of the Common Stock for such day (or, if there is no sale on such day, the last bid quotation for the Common Stock) on the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, on a national securities exchange designated by the Corporation) or, if the Common Stock is not listed upon any national securities exchange, the average of the closing bid and asked quotations for the Common Stock for such day as furnished by the trading department of any New York Stock Exchange member firm selected from time to time by the Corporation for the purpose and deemed by it to be reliable. If an exchange was not open, or if the Common Stock was not traded on an exchange or elsewhere, on a day as of which the current market price is to be determined, the determination of price or quotation shall be made as of the last business day before such day.

5.10. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Series A Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.11. The Corporation covenants that if any shares of Common Stock, required to be reserved for purposes of conversion of the Series A Preferred Stock hereunder, require registration with, or approval of, any governmental authority under any federal or state law or listing on any national securities exchange, before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible take such action as may be necessary to secure such registration or approval or listing on the relevant national securities exchange, as the case may be.

Section 6. Consideration for Issue of Series A Preferred Stock.

6.1. Shares of Series A Preferred Stock shall be issued in exchange for shares of common stock of Chicago Title and Trust Company pursuant to the terms of the Memorandum of Understanding between this Corporation and Chicago Title and Trust Company, which memorandum was approved by the Board of Directors of the Corporation at its special meeting of April 28, 1969. Pursuant to Section 4 of Article II of the Articles of Incorporation, the Board of Directors hereby fixes as the amount of consideration to be received by the Corporation for the issue of each share of Series A Preferred Stock, one share of common stock of Chicago Title and Trust Company.